EXHIBIT 10.12
SEI INVESTMENTS COMPANY

May 2, 2018

Michael Peterson
[Residence Address Omitted]

Dear Michael:

On behalf of SEI, we are pleased to extend this offer of employment to you to perform the role of Executive Vice President and General Counsel. In this role, you will be responsible for the leadership of the legal and compliance functions, and provide counsel to the Board of Directors and its committees. As a member of the senior management team, you will be a member of the EPS committee reporting directly to the Chief Executive Officer and Board of Directors.

The starting salary will be approximately $20,192.30 bi-weekly, which is $525,000.00 when annualized. Should you accept this offer, you will begin work as a full-time exempt employee on 6/18/2018. All new hires are required to attend New Employee Orientation. On your start date, join us in the Rotunda (Building 100) by 8:30 am where an SEI representative will meet you.

You will also receive a one-time sign-on bonus of $250,000.00, provided we receive the signed Employee Sign-On Bonus Repayment Agreement outlining the terms of your sign-on bonus, attached to this letter.

In addition, you will also be eligible to participate in SEI’s Incentive Compensation Plan. Incentive Compensation awards are subject to executive management’s discretion and approval by the Compensation Committee of the Board of Directors. Based on a specified target amount, the actual payment is adjusted based primarily on achievement of Company and Unit goals, and Team performance. Your annual Incentive Compensation target will be $750,000.00. For the 6 month period following your start date, $250,000 of your Incentive Compensation target will be guaranteed, and will be payable over 6 month period after employment starts. This non-recoverable draw ends after 6 months and reduces IC award in 2018 for draw payments made in 2018.

In order to provide you with financial incentives, your compensation program also includes eligibility to participate in the Company’s Stock Option Program. You will be granted 200,000 “Signing” options in this program subject to approval by the SEI Compensation Committee and ratification of such approval by the SEI full board of directors. The Company will grant an additional 100,000 shares over the first two years, in 50,000 share increments, bringing total options to 300,000 by the end of year two. The vesting provisions for such options will be the same as those applicable to the December 2017 option grants made generally to employees (except as described below), and the exercise price will be the closing price of Company common stock on the date of commencement of your employment, or if later, approval of the grant by the Compensation Committee and ratification by the Board. If terminated without cause during the 60 months following commencement of employment, you will be paid two times (2x) salary plus bonus, and unvested “signing” options will vest in full. If terminated without cause, the option exercise period for the “signing” option grant will be one year from termination (rather than the normal 90 day period). Upon your death, or disability, or termination without cause, the “signing” option grant vests in full.

In addition to salary, incentive compensation and draw, you will be eligible to participate in other benefits as set forth in Schedule A hereto.

SEI provides a comprehensive benefits program for full-time employees. When you join us, you will be asked to make some important decisions based on your personal insurance needs. Therefore, please carefully review and evaluate the enclosed information. Selected and company-provided benefits are effective on the first of the month following one's start date. In addition, you will be eligible to receive paid time off, consistent with other EVPs holding similar responsibility.

Please note, you will be automatically enrolled in the SEI Capital Accumulation Plan, 401(k) retirement plan, with a three percent (3%) deferral rate unless you “Opt Out” or complete the enrollment process by selecting the deferral rate of your choice within the first 90 days of employment. The investment election for automatically enrolled deferrals is in the SEI Target Date Fund designed for Plan participants in your age range. You should also be aware that once you are enrolled in the Plan you may change your investment elections or deferral percentage.

All employees of SEI are employed at-will, and either the employee or SEI is free to terminate the employee’s employment at any time, for any reason or no reason and with or without notice and with or without cause. None of these statements or documents, whether singly or combined, shall create an express or implied contract of employment for a definite period nor an express or implied contract concerning any terms or conditions of employment.

SEI retains the discretion at all times to decide whether or not to sponsor a job candidate for an appropriate temporary work visa. SEI also retains the discretion to decide whether to apply for a temporary work permit for a current employee who may wish to change temporary visa categories. All of these decisions are dependent upon the operation of the immigration laws and regulations governing the particular situation, as well as our business needs. SEI is under no obligation-legal or otherwise-to extend an offer of employment to, or to hire, any candidate who does not possess the requisite work authorization to work at SEI at the time the offer of employment is made.

This offer of employment is contingent upon the completion of a satisfactory background check. At your earliest convenience, please send the signed offer letter to [email address omitted].

You will receive a follow-up e-mail outlining all the necessary requirements which must be completed prior to your start date.

This offer of employment may also be contingent upon the accuracy of the political contribution information you provided to SEI during the hiring process in accordance with SEC Rule 206(4)-5 “Political Contributions by Certain Investment Advisers” (the “Rule”) (if applicable), and by signing below, you certify to the accuracy of your contribution history provided to SEI. You understand that once you become an employee of SEI you will be subject to applicable policies and procedures, including those which address limitations on political contributions under the Rule. Additionally, you understand that in the event that SEI discovers that the political contribution history you provided during the hiring process is inaccurate or incomplete, you will be subject to immediate termination.

All cash payments described herein are subject to reduction for federal, state, and local withholding taxes and other normal payroll deductions.

In addition, this offer of employment is contingent upon your ability to provide original evidence of identity and work authorization acceptable under the immigration and naturalization laws, in connection with the completion of an electronic Form I-9 within three (3) business days of your hire.

As a further condition of your employment, all employees are required to execute the SEI Employee Non-Disclosure and Non-Compete Agreement.

Everyone who met with you at SEI was impressed with your experience and background. We believe that this offer represents a good career opportunity for you today, with excellent potential for your continuing personal and professional development. If you have any questions or need clarification, please do not hesitate to call me at [phone number omitted]. Please initial the first page and sign below to indicate your acceptance. This offer will expire if it is not signed and returned to SEI within 7 days from the date of this letter.

Sincerely,

/s/ Jeffrey Robbins

Jeffrey Robbins
Workforce Development

Accepted by: /s/ Michael N. Peterson     Date: May 2, 2018

EMPLOYEE SIGN-ON BONUS REPAYMENT AGREEMENT

I, (“Employee”), hereby acknowledge that my employer, SEI Investments (“Company”), will be paying me a sign-on bonus as an incentive to join SEI. The amount of the sign-on bonus is $250,000.00. The sign-on bonus will be disbursed after 30 days of employment. I understand that in the event that I voluntarily resign my employment from Company, or if my employment with Company is involuntarily terminated by Company for cause or misconduct (“Employment Termination”) any time within one (1) year from my start date, I hereby agree to repay to Company the bonus amount as herein after set forth:

TERMS OF REPAYMENT. If Employment Termination occurs within one (1) year from my start date, then I shall repay to Company a prorated percentage of the bonus. Proration is calculated as 1/365th of the amount for each day within my first year of employment.

I agree to repay bonus due to SEI within ninety (90) days following the effective date of Employment Termination or as otherwise mutually agreed in writing. By my signing this document I authorize SEI Investments to accomplish Repayment by either cash payment from me and/or by accurate and proper deduction from my earnings, payroll amounts, incentive compensation bonuses, vacation pay, commissions or other sums that may be due me. If such deductions are not sufficient to cover all Repayment, I agree to pay SEI Investments upon written demand, the remaining balance. Any such written demand must be received by me within thirty (30) days after the effective date of Employment Termination.

ACKNOWLEDGEMENT. I acknowledge that neither this Repayment Agreement nor anything set forth herein constitutes a contract for my employment.

ATTORNEYS’ FEES. If suit is brought for collection of this Repayment Agreement, and Company ultimately prevails, Company shall be entitled to reimbursement for all reasonable expenses, including attorneys’ fees, in connection therewith. My signature below evidences that I have read this Agreement and agree to its terms and conditions.

Employee Name: Michael N. Peterson

Employee Signature: /s/ Michael N. Peterson

Date: May 2, 2018

Please sign and scan an email to [email address omitted].

Schedule A

Title:	Executive Vice President and General Counsel
Responsibilities:
Member of senior management team at SEI. - Management of legal and compliance functions at SEI. Counsel to Board and committees - Such administrative and organizational responsibilities as may be assigned from time to time by CEO. Member of EPS Committee

Reporting:	Reports to CEO and Board
Base Salary:	$525,000 (raises generally consistent with raises for other EVPs holding similar responsibility)
Sign on bonus:	$250,000 one-time payment provided receipt of repayment agreement outlining the terms
Draw:	$250,000 payable over 6 month period after employment starts. Non recoverable draw ends after 6 months and reduces IC award in 2018 for draw payments made in 2018.
Incentive Compensation:	Target Bonus - $750,000 - payment based on personal performance and achievement of Company goals in accordance with the incentive compensation plan applicable to all members of EPS.
Severance:
If terminated without cause during the 60 months following commencement of employment, two times (2x) salary plus bonus and unvested options vest. If terminated without cause, option exercise period for “signing” option grant extended for one year. If death, or disability, or termination without cause, “signing” option grant vests in full.

“Signing” Option Grant:	Initial grant of 200,000 options. The company will grant an additional 100,000 shares over the first two years, in 50,000 share increments. Bringing total options to 300,000 by end of year two.
Annual Option Grant:	In line with grants to other EVPs
Benefits, Perqs	All received by other EVPs